AGREEMENT OF PURCHASE AND SALE

     THIS AGREEMENT dated as of the 23rd day of December, 1997 by and among Service Assembly, Inc., a Massachusetts corporation (the "Company"), EA Industries, Inc. a New Jersey corporation ("EAI" or the "Purchaser"), and the shareholders listed on the signature pages hereof (the "Shareholders").

                              W I T N E S S E T H:

     WHEREAS, the Company is engaged in the business of providing contract manufacturing services, including designing and building electronic prototypes, and quick turn assembly and testing of a wide range of products at a facility in Wareham, Massachusetts (the "Facility") (such activities being hereinafter referred to as the "Business");

     WHEREAS, the Purchaser through its subsidiary Tanon Manufacturing, Inc., a California corporation ("Tanon") is engaged in the business of providing contract manufacturing services (including assembly and testing of a wide range of products) at facilities in California and New Jersey (such activities being hereinafter referred to as the "Purchaser's Business");

     WHEREAS, the Shareholders are the holders of 935,600 shares of the common stock, no par value (the "Common Stock"), of the Company, which shares constitute all of the issued and outstanding shares of capital stock of the Company (all such shares of Common Stock held by the Shareholders being hereinafter referred to as the "Shares"). The two largest shareholders, Don R. DeSantis and Colin Reddy (the "Management Shareholders") own 500,000 of the Shares in the aggregate;

     WHEREAS, effective on the date of the Closing (as hereinafter defined), the Purchaser desires to acquire from the Shareholders all of the Shares, and the Shareholders desire to sell the Shares to the Purchaser, on the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, to induce the Purchaser to enter into this Agreement and perform its obligations hereunder, the Shareholders have agreed to make the representations, warranties, covenants and agreements of the Shareholders set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

                                    SECTION I

                         PURCHASE AND SALE OF THE SHARES

     A. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained each of the Shareholders hereby sells, assigns and conveys to the Purchaser and the Purchaser hereby purchases, acquires and accepts from each of the Shareholders, the number of Shares listed next to the name of such Shareholder on Schedule 1 attached hereto and made a part hereof.

     B. Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares shall be three million seven hundred forty two thousand and four hundred dollars ($3,742,400) payable at the price of four dollars ($4.00) for each of the Shares by delivery of shares of common stock no par value of EAI ("EAI Common Stock"). The number of shares of EAI Common Stock to be delivered shall be determined pursuant to Section V(G) of this Agreement.

     C. Continued Employment. Colin Reddy shall become an employee of the Purchaser or a subsidiary of Purchaser at Closing pursuant to an employment agreement in the form attached as Exhibit VI(B)(i)(b) attached hereto. Don R. DeSantis shall become a part-time employee of the Purchaser or a subsidiary of Purchaser at Closing pursuant to a consulting agreement in the form attached as
Exhibit VI(B)(i)(b) attached hereto.

                                   SECTION II

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
            AGREEMENTS OF THE COMPANY AND THE MANAGEMENT SHAREHOLDERS

     The Company and the Management Shareholders, jointly and severally, hereby represent and warrant to, and covenant and agree with, the Purchaser, as of the date of the Closing that:

     A. Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Massachusetts and has full corporate power and authority to own its properties and to conduct the business in which it is now engaged. The Company is in good standing in each other jurisdiction wherein the failure to so qualify would have a material adverse effect on its businesses or properties. The Company has no subsidiaries, owns no capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity and has no agreement with any person, firm or corporation to acquire any such capital stock or other proprietary interest. The Company has full corporate power and authority, and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business as currently conducted and to enter into and consummate the transactions contemplated under this Agreement. The copies of the Articles of Incorporation, By-Laws and minutes of meetings of the Board of Directors of the Company which have been delivered to the Purchaser are complete and correct.

     B. Authority. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and agreements hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

     C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the Articles of Incorporation or By-Laws of the Company as amended or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Company is a party or by which the Company or any of its assets are bound. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for required consents, if any, to assignment of permits, certificates, contracts, leases and other agreements as set forth in Schedule II(C) attached hereto.

     D. Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, no par value, of which 935,600 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are owned beneficially and of record by the Shareholders as listed on Schedule I free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which the Company or any of the Shareholders is bound relating to the issuance, sale or redemption of shares of Common Stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company. No shares of Capital Stock or other securities of the Company are reserved for any purpose.

     E. Financial Statements; No Undisclosed Liabilities. The Company and the Shareholders have delivered to the Purchaser balance sheets of the Company as of October 31, 1995, October 31, 1996 and October 31, 1997 and the related statements of income, retained earnings and cash flows and the notes thereto, if any, for the periods then ended (hereinafter referred to as the "Financial Statements"). The Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved. The Financial Statements fully and fairly present in all material respects the financial condition of the Company as at the dates thereof and the results of the operations of the Company for the periods indicated and are consistent with the books and records of the Company. The balance sheets contained in the Financial Statements fairly reflect all liabilities of the Company of the types normally reflected in balance sheets prepared in accordance with generally accepted accounting principles or required to be reflected by accepted business practices as at the dates thereof. Except to the extent set forth in or provided for in the balance sheet of the Company as of October 31, 1997 included in the Financial Statements (the "1997 Balance Sheet"), and except for current liabilities incurred in the ordinary course of business on or after October 31, 1997 consistent with past practices (and not materially different in type or amount), the Company has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected under generally accepted accounting principles as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable or not. A true and correct copy of the Financial Statements is attached hereto as Schedule II(E).

     F. Absence of Certain Changes. Subsequent to August 31, 1997, there has not been any material adverse or, to the best knowledge of each of the Management Shareholders, any prospective adverse change in the condition of the Business, financial or otherwise, or in the results of the operations of the Company. Without limiting the generality of the foregoing, since such date; (i) there has not been a labor dispute or, to the best knowledge of each of the Management Shareholders, any threatened labor dispute involving the employees of the Company or any resignations or, to the best knowledge of each of the Management Shareholders, any threatened resignations of key employees; (ii) there have been no actual or, to the best knowledge of each of the Management Shareholders, any threatened disputes pertaining to the Business with any major accounts of the Company, or actual or, to the best knowledge of each of the Management Shareholders, any threatened loss of business from any of the major accounts of the Company; (iii) there has been no change in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts with respect to the Company; or
(iv) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business; (v) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the ordinary course of business, other than for the sale of products or the purchase of supplies or inventory; (vi) no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company is a party or by which the Company or its assets is bound, except for change orders in the ordinary course of business; (vii) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;
(viii) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the ordinary course of business; (ix) the Company has not delayed or postponed the payment of accounts payable and other liabilities; (x) the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the ordinary course of business; (xi) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property, except to the extent of any license implied in the sale of a product; (xii) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property; (xiii) the Company has not committed to do any of the foregoing; and (xiv) there has been no other event or condition of any character, known to the Company or the Management Shareholders or which in the exercise of reasonable diligence should be known to the Company or the Management Shareholders, not disclosed in this Agreement pertaining to and materially adversely affecting the Company or the Business.

     G. Liabilities. The obligations of the Company represented on the balance sheet of the Company as of the Closing Date, in accordance with generally accepted accounting principles, as Mortgage Payable Plymouth, shall not exceed $441,384 less the scheduled payments thereon between October 31, 1997 and Closing. Subsequent to August 31, 1997, the Company has not (i) incurred any bank indebtedness, entered into any leases, loan agreements or contracts, obligations or arrangements of any kind, including, without limitation, for the payment of money or property to any person, or (ii) permitted any liens or encumbrances to attach to any of its assets, except for draws made in the ordinary course of business under the Company's line of credit with Plymouth Savings Bank.

     H. No Dividends, Loans, etc. Except as disclosed in Schedule II(H), subsequent to August 31, 1997, the Company has not declared or paid any dividend or made any other distribution in respect of its capital stock or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of its capital stock; and the Company has not, except in the ordinary course of business paid or discharged any outstanding indebtedness. Subsequent to August 31, 1997, the Company has paid all normal and recurring installments when due and payable (i) of bank indebtedness, (ii) under leases and contractual obligations and (iii) of other amounts due and payable to any persons. Except as disclosed in Schedule II (H), subsequent to August 31, 1997, the Company has not
(i) made any loans or advances to the Shareholders or members of the families of the Shareholders, (ii) except as set forth in Schedule II(H), repaid the principal of or interest on any indebtedness of the Company to the Shareholders or members of the families of the Shareholders, (iii) forgiven any principal of or interest on any indebtedness of the Shareholders or members of the families of the Shareholders to the Company, or (iv) paid or agreed to make any payments (whether characterized as bonus payments or otherwise) other than normal recurring payments of base salaries to any of the Shareholders or members of the families of the Shareholders.

     I. Real Property Owned or Leased. A list and description of all real property owned by or leased to or by the Company or in which the Company has any interest is set forth in Schedule II(I). All such leased real property is held subject to written leases or other agreements which are valid and legal enforceable in accordance with their respective terms, and, to the best knowledge of each of the Management Shareholders, there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company. Neither the Company nor any of the Management Shareholders has any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Schedule II(I). Neither the Company nor any of the Shareholders have received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

     J. Title to Assets; Condition of Property. Except as noted on Schedule II(J) the Company has good and valid title to all Assets used in the Business (the "Assets"), including, without limitation, the properties and assets reflected in the 1997 Balance Sheet (except for assets leased under leases set forth in Schedule II(J)). Except as noted on Schedule II(J) all of the Assets currently used in the operation of the Business are owned by the Company or held under valid leases with the Company as lessee. All such properties and assets are in good condition and repair, are adequate and sufficient for all operations conducted by the Company and have been maintained and serviced in accordance with normal industry practice. None of the Assets is subject to any liens, charges, encumbrances or security interests. To the best knowledge of each of the Management Shareholders, none of the Assets (or uses to which they are put) fails to conform with any applicable agreement, law, ordinance or regulation. Except as set forth in Schedule II(J), the Company owns all the properties and assets which have been located at or on any of the premises of the Company at any time since December 31, 1995. The Facility and the other buildings owned by the Company are located on a parcel of land containing approximately 1.72 acres on Kendrick Road in Wareham (the land, the buildings, structures and other improvements located on such parcel of land are referred to hereinafter as the "Property"). The Company has good, indefeasible and marketable title in fee simple to the Property, free and clear of all security interests, liens, encumbrances, mortgages, pledges, equities, charges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments, and other burdens except as set forth on Schedule II(J). The Company has all easements and rights of ingress and egress with respect to the Property and for utilities and services necessary for all of its operations thereon.

     K. Taxes. The Company has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by it. All Tax Returns filed by or on behalf of the Company are true, complete and correct in all material respects. The Company has paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers' compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). There are no tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company. The accrual for Taxes reflected in the Financial Statements accurately reflects the total amount of all unpaid Taxes, whether or not disputed and whether or not presently due and payable, of the Company as of the close of the period covered by the Financial Statements. Except as set forth on Schedule II(K), since the date the Company was incorporated, the Company has not incurred any tax liability other than in the ordinary course of business. No Tax Return of the Company has ever been audited. Except as set forth on Schedule II(K), no deficiency in Taxes for any period has been asserted by any taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth on Schedule II(K)), no written inquiries or notices have been received by the Company from any taxing authority with respect to possible claims for

Taxes, the Company has no reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes. The Company has not agreed to the extension of the statute of limitations with respect to any Tax Return or tax period. The Company has delivered to the Purchaser copies of the federal and state income Tax Returns filed by the Company for the past three years and for all other past periods as to which the appropriate statute of limitations has not lapsed.

     The Company and the Shareholders have not filed a consent pursuant to
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), relating to collapsible corporations.

     L. Permits; Compliance with Applicable Law.

        (i) General. The Company is not in default under any, and, to the best knowledge of each of the Management Shareholders, has complied with all, statutes, ordinances, regulations and laws, orders, judgments and decrees of any court or governmental entity or agency, relating to the Company, the Business or the Assets as to which a default or failure to comply might result in a material adverse affect on the Company or the Business. Neither the Company nor any of the Management Shareholders have any knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Neither the Company nor any of the Management Shareholders have received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

        (ii) Permits; Intellectual Property. Set forth in Schedule II(L) is a complete and accurate list of all permits, licenses, approvals, franchises, patents, registered and common law trademarks, service marks, tradenames, copyrights (and applications for each of the foregoing), notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits"), held by the Company in connection with the Business. The Permits set forth in Schedule II(L) are all the Permits required for the conduct of the Business in its present form. All the Permits set forth in Schedule II(L) are in full force and effect, and neither the Company nor any of the Management Shareholders has engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the best knowledge of each of the Management Shareholders, threatened. To the best knowledge of each of the Management Shareholders, there are no existing defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a default by the Company or the Shareholder under any such Permit. Neither the Company nor any of the Management Shareholders have any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit set forth in Schedule II(L). To the best knowledge of each of the Management Shareholders, the use by the Company of any proprietary rights relating to any Permits does not involve any claimed infringement of such Permit or rights.

The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in Schedule II(L) or require the consent of any person. Except as set forth on Schedule II(L), the Company is not required to be licensed by, nor is it subject to the regulation of, any governmental or regulatory body by reason of the conduct of the Business in its present form.

        (iii) Environmental.

              (i) "Environmental, Health, and Safety laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes. The Company, the Property and the Facility are in material compliance with all Environmental, Health, and Safety Laws. The Company has not been notified that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company has obtained and is in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

              (ii) To the best knowledge of each of the Management Shareholders, neither the Company nor any lessee (each a "Lessee") of any portion of the Property has any liability (and none of such parties has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any material liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

              (iii) To the best knowledge of each of the Management Shareholders, other than pursuant to legal disposal procedures, neither the Company nor any Lessee has introduced into the environment any asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, or Extremely Hazardous Substances as defined in Section 302 of the Emergency Planning and Community Right to Know Act of 1986, as amended.

     M. Accounts Receivable; Inventories; Accounts Payable.

        (i) The accounts receivable of the Company are in their entirety valid accounts receivable, arising in the ordinary course of business, collectable at their recorded amounts, and are not subject to set-off or counterclaims.

        (ii) The accounts and notes payable and other accrued expenses reflected in the Financial Statements, and the accounts and notes payable and accrued expenses incurred by the Business subsequent to August 31, 1997, are in all respects valid claims that arose in the ordinary course of business. Since August 31, 1997, the accounts and notes payable and other accrued expenses of the Business have been paid in a manner consistent with past practice and industry standard practice.

        (iii) The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which are fit for the purpose for which they were procured or manufactured, and none of which is slow-moving, obsolete, or damaged, adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company, and generally accepted accounting principles. The finished goods inventory is merchantable.

     N. Contractual and Other Obligations. Set forth in Schedule II(N) is a list and brief description of all (i) contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which the Company is a party or by which the Company or any of the Assets is bound and which involve more than $50,000 (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (ii) all obligations and liabilities of the Company pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the Business with respect to which the remaining obligation of the Company is in excess of $50,000; and (iii) material contingent obligations and liabilities of the Company; all of the foregoing being hereinafter referred to as the "Contracts". To the best knowledge of each of the Management Shareholders, neither the Company nor any other party is in default in the performance of any covenant or condition under any Contract and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute a default under any covenant or condition under any Contract. The Company is not a party to any Contract which would terminate or be materially adversely affected by consummation of the transactions contemplated by this Agreement. To the best knowledge of each of the Management Shareholders, the Company is not a party to any Contract expected to be performed at a loss. Originals or true, correct and complete copies of all written Contracts have been provided to the Purchaser.

     O. Compensation. Set forth in Schedule II(O) attached hereto is a list of all agreements between the Company and each person employed by or independently contracting with the Company with regard to compensation, whether individually or collectively, and set forth in Schedule II(O) is a list of all employees of the Company their respective salaries and any bonuses paid or payable to such employees since January 1, 1997. The transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of the Company. The Company has not informed any employee or independent contractor providing services to the Company that such person will receive any increase in compensation or benefits or any ownership interest in the Company or the Business. The Company and the Shareholders acknowledge that the decision as to whether to employ some or all the employees of the Company after Closing shall be made by the Purchaser in its sole discretion and that neither the Company nor the Management Shareholders have informed any person to the contrary.

     P. Employee Benefit Plans. Except as set forth in Schedule II(P) attached hereto, the Company does not maintain or sponsor, or contribute to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, stock option, stock purchase, severance pay, medical, life insurance, welfare, or any other "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in which the employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements hereinafter referred to as the "Benefit Plans"). To the best knowledge of each of the Management Shareholders, all Benefit Plans comply with all requirements of the Department of Labor and the Internal Revenue Service, and with all other applicable law, and the Company has not taken or failed to take any action with respect to the Benefit Plans which might create any liability on the part of the Company or the Purchaser. To the best knowledge of each of the Management Shareholders, each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied in all material respects with the requirements of ERISA and all other applicable laws in respect to each such Plan. The Company has furnished to the Purchaser copies of all Benefit Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans for a period of three years prior to the date hereof. Such financial statements, actuarial reports and annual reports and returns are true and correct in all material respects, and none of the actuarial assumptions, if any, underlying such documents have changed since the respective dates thereof. In addition:

        (i) Each Benefit Plan has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code, if required;

        (ii) The Company has not withdrawn as a contributing sponsor (partially or totally within the meaning of ERISA) from any Benefit Plan or any Multiemployer Plan; and neither the execution and delivery of this Agreement or the consummation of the transactions contemplated herein will result in the withdrawal (partially or totally within the meaning of ERISA) from any Benefit Plan or Multiemployer Plan, or in any withdrawal or other liability of any nature to the Company or the Purchaser under any Benefit Plan or Multiemployer Plan;

        (iii) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan;

        (iv) No provision of any Benefit Plan or of any agreement, and no act or omission of the Company, in any way limits, impairs, modifies or otherwise affects the right of the Company or the Purchaser unilaterally to amend or terminate any Benefit Plan after the Closing, subject to the requirements of applicable law;

        (v) There are no contributions which are or hereafter will be required to be made to trusts in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section(34) of ERISA);

        (vi) To the best knowledge of each of the Management Shareholders, all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have been so filed;

        (vii) To the best knowledge of each of the Management Shareholders, the Company has not incurred any liability to the Pension Benefit Guaranty Corporation. No notice of termination has been filed by the plan administrator (pursuant to Section 4041 of ERISA) or issued by the Pension Benefit Guaranty Corporation (pursuant to Section 4042 of ERISA) with respect to any Benefit Plan subject to ERISA. There has been no termination of any Defined Benefit Plan or any related trust by the Company;

        (viii) None of the provisions of the Company's 401(k) Plan (the "Plan"), the operation of the Plan or the investments made by the Plan would prevent the transfer of any assets from the Plan into a qualified plan maintained by the Purchaser, the existing investments from being liquidated (at no cost to participants or the Company) and participants' account balances invested as provided under the terms of the Purchaser's 401(k) plan, or another plan maintained by the Purchaser for or on behalf of the participants of the Plan.

     The Shareholders agree to make all required final contributions to the Plan before Closing. After Closing, Purchaser at its option shall (i) take any and all steps necessary to effectuate promptly the termination of the Plan, including, but not limited to, the filing of an Application for Determination Upon Termination, or take any and all steps necessary to effectuate promptly the merger of the Plan with the 401(K) plan of the Purchaser, (ii) prepare, file and deliver all required forms with the Internal Revenue Service ("IRS") and Department of Labor ("DOL") and any notices required to be delivered to employees and to the trustees of the Plan in connection with the termination or merger of the Plan, and (iii) continue to file any and all information reports, including annual reports, required with respect to the Plan until the completion of the termination of the Plan.

     The Shareholders and the Company agree that any contributions now due or that may become due to the Plan before Closing shall be the sole responsibility of the Shareholders and shall be paid, when due, by the Shareholders.

     The current trustees of the Plan shall be replaced by designees of the Purchaser as trustees of the Plan promptly after Closing.

        (ix) The Company does not maintain, sponsor or contribute to, and has never maintained, sponsored or contributed to a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or a "Multiemployer plan" (within the meaning of Section 3(37) of ERISA);

        (x) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto) pending with respect to any Benefit Plan, or any circumstances which might give rise to any such action, suit or claim (including claims for income taxes, interest, penalties, fines or excise taxes with respect thereto); and

        (xi) The Company has no obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code and Section 601 of ERISA. The Company has complied with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA.

     Q. Labor Relations. To the best knowledge of each of the Management Shareholders, there have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment, wages and hours. To the best knowledge of each of the Management Shareholders, the Company is not engaged in any unfair labor practice or other unlawful employment practice. There are no charges of unfair labor practices or other employee-related complaints pending or To the best knowledge of each of the Management Shareholders, threatened against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending, or to the best knowledge of each of the Management Shareholders, threatened against or involving the Business. No issue with respect to union representation is pending or to the best knowledge of each of the Management Shareholders threatened with respect to the employees of the Company. No union or collective bargaining unit or other labor organization has ever been certified or recognized by the Company as the representative of any of the employees of the Company.

     R. Increases in Compensation or Benefits. Except as set forth in Schedule II(R), subsequent to August 31, 1997, there have been no increases in the compensation payable or to become payable to any of the employees of the Company and there have been no payments or provisions for any awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than pursuant to currently existing plans or arrangements, if any, set forth in Schedule II(R). All bonuses heretofore granted to employees of the Company have been paid in full to such employees. The vacation policy of the Company is set forth in Schedule II(R). Except as set forth in Schedule II(R), no employee of the Company is entitled to vacation time during the current calendar year and no employee of the Company has any accrued vacation or sick time with respect to any prior period.

     S. Insurance. Schedule II(S) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements but excluding health, life, dental and disability insurance) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any item within the past 3 years: (i) the name of the insurer, the name of the policyholder, and the name of each covered insured; (ii) the policy number and the period of coverage; (iii) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements and (v) the name and agency of the insurance agent who sold such policy to the Company. With respect to each such insurance policy, to the best knowledge of each of the Management Shareholders (a) the policy is legally enforceable; (b) the policy will continue to be legally enforceable on identical terms following the consummation of the transactions contemplated hereby; (c) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (d) no party to the policy (including the Company) has repudiated any provision thereof. The Company has been covered during the past 3 years by insurance in scope and amount customary and reasonable for the business in which it has engaged during such period.

     T. Conduct of Business. Neither the Company nor any of the Shareholders are restricted from conducting the Business in any location by agreement or court decree.

     U. Use of Names. All names under which the Company currently conducts the Business are listed in Schedule II(U). To the best knowledge of each of the Management Shareholders, there are no other persons or businesses conducting businesses similar to those of the Company in the Commonwealth of Massachusetts having the right to use or using the names set forth in Schedule II(U) or any variants of such names; and no other person or business has ever attempted to restrain the Company or the Shareholders from using such names or any variant thereof.

     V. Power of Attorney. Except for powers granted pursuant to this Agreement, neither the Company nor any of the Management Shareholders has granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever.

     W. Litigation; Disputes. Except as set forth in Schedule II(W), there are no claims, disputes, actions, suits, investigations or proceedings pending or to the best knowledge of each of the Management Shareholders, threatened against the Company, the Shareholders, the Business or any of the Assets, no such claim, dispute, action, suit, proceeding or investigation has been pending or to the best knowledge of each of the Management Shareholders threatened during the five-year period preceding the date of the Closing and, to the best of the knowledge of the Company and the Management Shareholders, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Neither the Company nor any of the Management Shareholders have any knowledge of any default under any such action, suit or proceeding. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator.

     X. Location of Business and Assets. Set forth in Schedule II(X) is each location (specifying state, county and city) where the Company (i) has a place of business, (ii) owns or leases real property and (iii) owns or leases any other property, including inventory, equipment and furniture.

     Y. Disclosure. No representation or warranty made under any Section hereof and none of the information furnished by the Company or the Shareholders set forth herein, in the exhibits hereto or in any document delivered by the Company or the Shareholders to the Purchaser, or any authorized representative of the Purchaser, pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

     Z. No Foreign Person. None of the Shareholders is a foreign person within the meaning of Section 1445(b)(2) of the Code.

     AA. Bank Accounts. Set forth in Schedule II(AA) is a list of all bank accounts maintained in the name of the Company and a brief description of persons having power to sign on behalf of the Company with respect to each such account.

                                   SECTION III

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                         AGREEMENTS OF THE SHAREHOLDERS

     The Shareholders hereby each individually represent and warrant to, and covenant and agree with, the Purchaser, as of the date of the Closing, that:

     A. Authority. Each of the Shareholders is fully able to execute and deliver this Agreement and to perform his, her, or its covenants and agreements hereunder, and this Agreement constitutes a valid and legally binding obligation of each of the Shareholders, enforceable against each of the Shareholders in accordance with its terms.

     B. Ownership of Shares, etc. Each of the Shareholders represents that he, she or it owns the number of shares of Common Stock of the Company set forth opposite his, her or its name on Schedule I hereof, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and that he, she or it has the right to transfer such Shares to the Purchaser and, upon transfer of the Shares to the Purchaser hereunder, the Purchaser will acquire good and marketable title to the Shares, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever.

     C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Company or any of the Shareholders is a party or by which any of the Shareholders or any of the Shareholders' assets is bound.

     D. Investment. Each of the Shareholders is acquiring the EAI Common Stock for its own account without a view to the distribution thereof within the meaning of the Securities Act, and will not directly or indirectly offer or sell the shares or solicit any offer to purchase the shares, other than in conformity with the Securities Act. Each of the Shareholders acknowledges that the EAI Common Stock has not been registered under the Securities Act, and such Shareholder shall not transfer any of the EAI Common Stock except in compliance with the Securities Act or an opinion that registration is not required under the Securities Act, and a legend to that effect may be placed on the certificates representing the shares.

                                   SECTION IV

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                                AGREEMENTS OF EAI

     EAI represents and warrants to the Shareholders and the Company that the statements contained in this Section IV are correct and complete as of the date of this Agreement:

     A. Organization. EAI is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of New Jersey. EAI is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required and where the failure to so qualify would have a material adverse effect on its business.

     B. Authorization of Transaction. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and legal binding obligation of the Purchaser, enforceable against it in accordance with its terms. EAI is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, other than the filings and qualifications regarding the EAI Stock as set forth in the Registration Agreement and obtaining official approval of listing of the EAI Stock on the New York Stock Exchange, subject to official notice of issuance, required of EAI.

     C. Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its charter or By-Laws, or (ii) except as set forth on Exhibit (IV)(C) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Purchaser is bound or to which any of its assets is subject.

     D. Investment. The Purchaser is acquiring the Shares for its own account without a view to the distribution thereof within the meaning of the Securities Act, and will not directly or indirectly offer or sell the Shares or solicit any offer to purchase the Shares, other than in conformity with the Securities Act. The Purchaser acknowledges that the Shares have not been registered under the Securities Act, and the Purchaser shall not transfer any of the Shares except in compliance with the Securities Act or an opinion that registration is not required under the Securities Act, and a legend to that effect may be placed on the certificates representing the Shares.

                                    SECTION V

                     ADDITIONAL REPRESENTATIONS, WARRANTIES
           AND COVENANTS OF THE COMPANY, THE MANAGEMENT SHAREHOLDERS,
                       THE SHAREHOLDERS AND THE PURCHASER

     A. Publicity. The Company and the Management Shareholders covenant and agree that any and all publicity (whether written or oral) and notices to third parties concerning the sale of the Shares and other transactions contemplated by this Agreement shall be subject to the prior written approval of the Purchaser, which approval may be withheld in the sole discretion of the Purchaser.

     B. Notices and Consents. EAI, the Company, Tanon and the Management Shareholders will give notices to third parties, will use their respective best efforts to obtain any third-party consents, authorizations and approvals, and will make any filings with any governmental agencies, in connection with the matters referred to in Section III and IV above or elsewhere in this Agreement.

     C. Operation of Business. Neither the Company nor the Management Shareholders will engage in any practice, take any action, or enter into any transaction outside the ordinary course of business between the date hereof and the Closing. In consideration of the substantial expenditures of time, effort and expense to be undertaken by EAI and Tanon in connection with the preparation and execution of this Agreement, and the various investigations and due diligence reviews the Management Shareholders agree that neither they nor the Company shall, directly or indirectly, for the period until Closing or the termination hereof as set forth below, (i) solicit, encourage (including furnishing any information to any third party or group), consider, respond to or assist in any manner any other offers, bids, proposals, inquiries or expressions of interest for the acquisition of all or part of the business, assets or securities of the Company or (ii) enter into any agreement or understanding with any third party for the acquisition of all or part of the business, assets or securities of the Company.

     D. Preservation of Business. The Company and the Management Shareholders will each use their best efforts to keep the Business substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensers, suppliers, customers, and employees between the date hereof and the Closing.

     E. Full Access; Physical Inventory. The Company and EAI will each permit the other party's representatives to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, customers, and documents of or pertaining to their business between the date hereof and the Closing.

     F. Post Closing Cooperation. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section IX), so long as such documents do not increase the liability or risk of liability of the Party of whom action is requested. The Company and Shareholders acknowledge and agree that from and after the Closing, the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

     G. Registration/Purchase Price Adjustment. The shares of EAI Common Stock issued in payment of the Purchase Price will be issued in a private placement and will consist of restricted securities only tradable subject to the restrictions of Rule 144 under the Securities Act of 1944, as amended (the "Act"). The sales of such stock will also be subject to restrictions to the extent that the insider trading rules are applicable and to the extent that the seller is then subject to restrictions under Section 16 of the Securities Exchange Act of 1934. EAI covenants and agrees to file a Registration Statement (the "Registration Statement") on Form S-3 under the Act within fifteen days after the date hereof registering for resale by the Shareholders all of the shares of Common Stock of EAI issued at Closing in payment of the Purchase Price. The Purchaser shall use its best efforts to have the Registration Statement declared effective by the Securities and Exchange Commission ("SEC") as promptly thereafter as practicable and shall notify the Shareholders' Agent promptly after the SEC has completed its review and comment on the Registration Statement.

     The period of time beginning on the date the Registration Statement is declared effective by the SEC (the "Effective Date") and ending at the end of the twentieth day thereafter on which the NYSE was open for trading is referred to as the "Grace Period". At least two days before Closing, the Shareholders' Agent shall deliver a notice to the Purchaser telling the Purchaser the aggregate percentage of the Purchase Price (the "Grace Period Purchase Price") to be delivered in EA Shares that the Shareholders intend to sell during the Grace Period. At Closing the Purchaser shall deliver to the Escrow Agent (as defined in Section VI(B)(i)(c)), that number of EA Shares (the "Grace Period Shares") determined by dividing the Grace Period Purchase Price by $3.50. In addition, at Closing the Purchaser shall deliver to the Escrow Agent, that number of EA Shares (the "NonSale Shares) determined by dividing (x)$3,742,000 minus the Grace Period Purchase Price by (y) the arithmetic average of the volume weighted average price per share of EAI Common Stock for the two trading days immediately preceding the day of Closing, as reported by Bloomberg Business Services in its Volume at Price Service (the "Closing Market Price").

     During the Grace Period (i) any sales of Common Stock of EA held by any of the Shareholders, directly or indirectly, shall be effected on their behalf by the Shareholders' Agent, (ii) the Shareholders' Agent shall use his best efforts to effectuate the sale of all of the Grace Period Shares at the highest price that he can obtain, (iii) the Shareholders' Agent shall not sell any of the Grace Period Shares for less than $3.50 per share, and (iv) the Shareholders' Agent shall notify (the "Notification") the Purchaser at the time that the aggregate proceeds of sales of the Grace Period Shares equal or exceed the Grace Period Purchase Price.

         At the earlier of the end of the Grace Period or the receipt of the Notification by the Purchaser the Escrow shall be terminated. If at such time the aggregate proceeds of sales of the

Grace Period Shares equal or exceed the Grace Period Purchase Price, the Escrow Agent shall deliver the remaining Grace Period Shares to the Purchaser and shall deliver the NonSale Shares to the Shareholders' Agent. If at such time the aggregate proceeds of sales of the Grace Period Shares do not equal or exceed the Grace Period Purchase Price the Shareholders' Agent may declare the sale of the Shares rescinded or may elect to have the remaining EA Shares distributed to the Shareholders' Agent in full satisfaction of payment of the Purchase Price.

     If the transaction is rescinded, the Shareholders' Agent shall deliver to the Escrow Agent the aggregate proceeds of sales of the Grace Period Shares. Upon receipt of such funds, the Escrow Agent shall deliver to the Purchaser (i) such proceeds, (ii) the remaining Grace Period Shares, and (iii) the NonSale Shares. At such time the Escrow Agent shall deliver to the Shareholders' Agent the Shares.

     If after the Grace Period any of the Shareholders desire to sell or otherwise transfer any of his shares of EAI Stock pursuant to the Registration Statement, the Shareholder shall notify EAI of the Shareholder's intention to do so by written notice received by EAI at least five business days prior to the proposed date of such sale or transfer. The Shareholder may effect such sale or transfer after five business days following the delivery of such notice unless, prior to the end of such five business day period, EAI shall furnish the Shareholder a written notice stating that in the good faith judgment of EAI's President, the sale or transfer of the shares of EAI Stock pursuant to the Registration Statement would, at such time, require the disclosure of material information that EAI has a bona fide business purpose for preserving as confidential or EAI is unable to comply with SEC requirements. In such event EAI's obligation to prepare a prospectus to be used in connection with the sale or transfer or to amend the Registration Statement shall be suspended for a reasonable period (but not in excess of 60 days or 15 days after the providing or disclosure of any information causing such deferral) until such confidential information is disclosed or EAI is able to provide any information required by the SEC or the Securities Act. Each Shareholder agrees to keep confidential any notification EAI provides to the Shareholder pursuant to the above provisions. Each of the Shareholders agrees that, in connection with any sale or transfer of shares of EAI Stock acquired pursuant to the Purchase Agreement, the Shareholder will comply with any legal requirement the Shareholder may have to deliver a prospectus. The Shareholder also agrees not to offer or sell any shares of EAI Stock in any offering or sale that would require EAI to amend or supplement any prospectus solely due to a change in the description of the plan of distribution of such shares of EAI Stock contained in such prospectus.

     EAI covenants that the Registration Statement and the prospectus contained therein, as amended and supplemented by any prospectus filed pursuant to Rule 424 under the Securities Act, will contain at all times all statements which are required under the Securities Act and the rules and regulations of the SEC under the Securities Act, and the Registration Statement and such prospectus will not at any time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Each of the Shareholders covenants that he or she shall provide all information and materials and take all actions as may be required in order to permit EAI to comply with all applicable requirements of the Securities Act, the Exchange Act, and the SEC, and to comply with all requirements of applicable Blue Sky Laws or other applicable rules and regulations of any administrative agency of any state of the United States.

     In connection with the offering of EA Shares, the Shareholders, jointly and severally, agree to indemnify and hold harmless EAI, each of its officers and directors and each person, if any, who controls EAI within the meaning of the Securities Act from and against, the entirety of any Adverse Consequences "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys fees and expenses, and any action in respect thereof, to which any such party may become subject, under the Securities Act or any other statute or common law or otherwise, insofar as such Adverse Consequences arise out of or are based upon, (A) any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) any untrue statement or alleged untrue statement of material fact contained in any preliminary prospectus, together with the documents incorporated by reference therein (as amended or supplemented if EAI shall have filed with the SEC any amendment thereof or supplement thereto), if used prior to the effective date of such registration statement, or contained in the prospectus, together with the documents incorporated by reference therein (as amended or supplemented if EAI shall have filed with the SEC any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, if, in each case, that statement or omission was made in reliance upon and in conformity with written information furnished to EAI by the Shareholders or on behalf of the Shareholders or by SAI (if furnished prior to the Closing) specifically for use in connection with the preparation of the Shelf Registration Statement or any preliminary prospectus or prospectus contained in the Shelf Registration Statement or any amendment thereof or supplement thereto. The foregoing indemnity is in addition to any liability that the Shareholder may otherwise have to EAI or any of its officers, directors and controlling persons.

     In the case of each offering registered pursuant to this Agreement, EAI agrees to indemnify and hold harmless each of the Shareholders from and against any Adverse Consequences, and any action in respect thereof, to which the Shareholder may become subject, under the Securities Act or any other statute or common law or otherwise, insofar as such Adverse Consequence arises out of, or is based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein no misleading, or (B) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, together with the documents incorporated by reference therein (as amended or supplemented if EAI shall have filed with the SEC any amendment thereof or supplement thereto), if used prior to the effective date of such registration statement, or contained in the prospectus, together with the documents incorporated by reference therein (as amended or supplemented if EAI shall have filed with the SEC any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnity by EAI contained in this paragraph shall not apply to the Shareholder for any such Adverse Consequence which arises out of, or is based upon, any sale of Shareholder's EAI Stock if that Adverse Consequence shall arise out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission, if such statement or such omission shall have been (i) made in reliance upon and in conformity with written information furnished to EAI by the Shareholder or on behalf of the Shareholder or by Tri-Star (if furnished prior to the Closing) specifically for use in connection with the preparation of the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any amendment thereof or supplement thereto or (ii) made in any prospectus and such statement or omission shall have been corrected in any amendment or supplement thereto, if the Shareholder shall have been sent or given a copy of such amendment or supplement at or prior to the consummation of such sale. The foregoing indemnity is in addition to any liability that EAI may otherwise have to any of the Shareholder.

                                   SECTION VI

                             CLOSING AND DELIVERIES

     A. Time and Place of Closing. The closing of the purchase and sale of the Shares as set forth herein (the "Closing") shall be held at the offices of Mesirov Gelman Jaffe Cramer & Jamieson, 1735 Market Street, Philadelphia, PA 19103 or at such other place upon which EAI and the Shareholders' Representative may mutually agree. The Closing shall commence at 10:00 a.m. local time on February 12, 1998(the "Closing Date") or such other date upon which EAI and the Shareholders' Agent shall mutually agree following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) (the "Closing Date").

     B. Deliveries.

        (i) At the Closing, the Purchaser shall deliver to the Escrow Agent the following:

             a. The Grace Period Shares and the NonSale Shares

             b. Employment Agreements (the "Employment Agreements") executed by the Purchaser or a subsidiary of the Purchaser, substantially in the form of
Exhibit VI(B)(i)(b) attached hereto.

             c. An escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit VI(B)(i)(c) attached hereto appointing Mesirov Gelman Jaffe Cramer & Jamieson as the Escrow Agent

        (ii) At the Closing, the Company and the Shareholders shall deliver to the Escrow Agent, as a condition to Closing, the following:

             a. Certificates in negotiable form representing the Shares, each such certificate to be accompanied by any requisite documentary or stock transfer taxes;

             b. Written resignations of all directors and officers of the Company.

             c Such certificates, instruments and other documents, in form and substance satisfactory to the Purchaser and its counsel, as they shall have reasonably requested in connection with the transactions contemplated hereby;

             d. An opinion of Cameron & Mittelman, counsel for the Company and the Shareholders, delivered to the Purchaser pursuant to the instructions of the Company and the Shareholders, dated the date of the Closing, substantially in the form set forth in Exhibit VI(B)(ii)(d) attached hereto;

             e. All necessary consents of third parties under the contracts, agreements, leases, insurance policies and other instruments of the Company to the consummation of the transactions contemplated hereby, which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser or the Company;

             f. The Employment Agreements executed by Colin Reddy and Don R. DeSantis.

             g. Non-Competition Agreements executed by each of Don R. DeSantis, Colin Reddy, James M. Ayars and David A. Goble substantially in the form of
Exhibit VI(B)(ii)(g) attached hereto.

             h. The Escrow Agreement

                                   SECTION VII

                              ADDITIONAL COVENANTS

     A. Conduct of Business. During the period commencing on the date hereof and ending on the Closing Date:

        (a) The Management Shareholders shall cause the Company to continue to conduct its business prudently and diligently in the ordinary course in substantially the same manner as heretofore conducted, and to use its best efforts to preserve intact the business organization of the Company, to keep available the services of its present officers and employees, and to preserve the good will of those having business relationships with the Company; and

        (b) Except for the transactions expressly contemplated by this Agreement or with the specific prior written consent of Purchaser, the Management Shareholders shall not permit the Company to:

             (i) amend its character document or By-Laws;

             (ii) declare, set aside or pay any dividend or make any distribution on or with respect to shares of its capital stock;

             (iii) issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, the capital stock of the Company, or purchase, redeem or otherwise acquire any shares of such capital stock;

             (iv) acquire any assets or properties, other than in the ordinary course of business;

             (v) sell, lease, transfer, dispose of, encumber or mortgage any assets or properties, other than in the ordinary course of business;

             (vi) enter into any merger, consolidation, recapitalization or other business combination or reorganization.

             (vii) create, incur or assume any indebtedness for borrowed money except in the ordinary course of business, or prepay any part of the principal or interest of any existing indebtedness prior to the due date thereof;

             (viii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity.

             (ix) make any loans, advances, or capital contributions to or investments in any person or entity;

             (x) incur, assume or pay any management fee, interest or any other similar charge.

             (xi) cause or permit any of the Company's current insurance (or reinsurance) policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, the Company obtains replacement policies from the same or comparable insurers providing coverage which is the same as or comparable to that provided under the canceled, terminated or lapsed policies.

             (xii) sell, transfer, license or otherwise dispose of any of its assets, other than in the ordinary course of business.

             (xiii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business;

             (xiv) make aggregate capital expenditures and commitments therefor, which when taken together with all other capital expenditures and commitments of the Company during such period, would exceed $50,000.

             (xv) make any change in any method of accounting or accounting practice, except as may be required by law and after written notice to Purchaser;

             (xvi) increase the compensation payable or to become payable by it to any of its employees except for normal periodic increases in the ordinary course of business that are made in accordance with the established compensation policies of the Company.

             (xvii) make any payment or provision with respect to any employee benefit or welfare plan, except in the ordinary course of the administration of such plans consistent with the established compensation policies of the Company.

             (xviii) grant any stock options, restricted stock grants or stock appreciation rights;

             (xix) enter into any employee agreement or other contract or arrangement with respect to the performance of personal services which is not terminable without liability by the Company on thirty days notice (or less);

             (xx) make any payment (other than normal recurring payments of base salaries) or loan to, or enter into any written contract, lease or commitment with, any shareholder, officer or director of the Company;

             (xxi) adopt any new employee benefit plan or program or amend to increase materially the compensation or benefits payable under any of the employee welfare or benefit plans, or grant any severance or termination pay or benefit otherwise than pursuant to policies of the Company in effect on the date of this Agreement; or

             (xxii) enter into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the foregoing.

                                  SECTION VIII
                               CLOSING CONDITIONS

     A. Conditions to Obligations of EA and the Purchaser. The obligation of EAI to consummate the purchase of the Shares is subject to the following conditions, which may be waived , in whole or in part, by EAI in its sole and absolute discretion:

        (i) the representations and warranties of the Company and the Shareholders set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date;

        (ii) the Company and the Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

        (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right of EA to own the Shares and to control the Company;

        (iv) the parties shall have received all authorizations, consents, and approvals of governments and governmental agencies required to effectuate the transactions contemplated by this Agreement;

        (v) all actions to be taken by the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to EA;

        (vi) the Company and Shareholders shall have made the deliveries specified in Section VI(b)(ii);

        (vii) all assets used in the Business since December 31, 1995, shall have been transferred to the Company before Closing without payment by the Company or shall be subject to a legally enforceable lease agreement with an unrelated third party; and

        (viii) at Closing, the debt obligations of the Company represented on the balance sheet of the Company in accordance with generally accepted accounting principles shall not exceed $441,384 less the scheduled payments thereon between October 31, 1997 and Closing.

     B. Conditions to Obligation of the Company and the Shareholders. The obligation of the Company and the Shareholders to consummate the transactions to be performed by them in connection with this Agreement is subject to satisfaction of the following conditions, which may be waived , in whole or in part, by the Company and the Shareholders in their sole and absolute discretion:

        (i) the representations and warranties of EAI set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date;

        (ii) EA shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

        (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (nor shall any such injunction, judgment, order, decree, ruling, or charge be in effect);

        (iv) the parties shall have received all authorizations, consents, and approvals of governments and governmental agencies required to effectuate the transactions contemplated by this Agreement;

        (v) EAI shall have made the deliveries specified in Section (VI)(b)(i);

        (vi) all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company and the Management Shareholders. The Company and the Shareholders may waive any condition specified in this Section VIII by executing a writing so stating at or prior to the Closing; and

        (vii) EA has notified the Shareholders' Agent that (i) the listing of the EA Shares on the NYSE has been completed and (ii) the SEC has completed its review of the Registration Statement and that there is no reason that the Registration Statement can not be declared effective.

                                   SECTION IX

                                 INDEMNIFICATION

     A. Indemnification by the Management Shareholders. The Management Shareholders shall, jointly and severally, indemnify and hold harmless Tanon, the Company and the Purchaser and their successors and assigns, directors, officers, employees, agents and representatives, from and against any and all losses, claims, assessments, actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation the cost of investigation and reasonable attorney's fees and court costs, arising out of, resulting from, related to, or caused by, directly or indirectly, in whole or in part any or all of the following (hereinafter referred to collectively as "Damages"):

        (i) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties and covenants made by the Company or any of the Shareholders in this Agreement;

        (ii) Damages arising out of or attributable to the operations prior to the Closing Date of the Company, and/or to the acts or omissions prior to the Closing Date of any of its current or former shareholders, directors, officers, employees or agents, including without limitation Damages arising out of claims
(a) for violation of federal or state insurance, antitrust, securities, unfair trade practice or other laws, (b) personal injury claims, (c) claims of any nature by past or present directors, officers, employees or agents of the Company (including workers' compensation claims to the extent not fully insured against and claims under federal or state employment statutes and judicial decisions), (d) claims based on breach of warranty, products liability or defective or omitted service, and (e) any other liability not disclosed to the Purchaser in this Agreement or in the Schedules hereto. It is understood and agreed that the acts, omissions or events for which Purchaser is entitled to indemnification hereunder include, but are not limited to, claims asserted after the Closing (whether such claims are tort claims, contract claims or otherwise) which are based in whole or in part upon (1) alleged defects in products or services which were either sold, delivered or rendered by the Company on or before the Closing, (2) alleged defects in products which were in the inventory of the Company at the time of the Closing and sold or delivered thereafter by the Purchaser or (3) alleged defects in services which were rendered by the Company at the time of Closing and were completed thereafter by the Purchaser. It is further understood and agreed that the acts, omissions and events for which Purchaser is entitled to indemnification hereunder include claims (whether tort, contract or otherwise) which are based upon any injury to any Person or any damage to any property which occurs after the Closing and which results in whole or in part from acts, omissions and events which occurred at or before the Closing; the Shareholders or Company's lack of knowledge of such act, omission or event, or the fact that such act, omission or event was unknowable by such person, shall not be a defense to the claim for indemnity.

        (iii) any liability for Taxes (as defined in Section II(K)) heretofore or hereafter imposed by any taxing authority (including penalties and interest) owed by, relating to, resulting from or attributable to the business or operations of the Company or the acts or omissions of any of the Shareholders on or before the Closing Date, including interest and penalties related to such Taxes.

In addition to the right of the Company and the Purchaser to indemnification hereunder, the Purchaser and its subsidiaries and affiliates shall have the right from time to time to set off the amount of any Damages against any payments due and payable to any of the Shareholder from the Company, the Purchaser or such subsidiaries or affiliates.

     B. Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Shareholders, their heirs, representatives, successors, assigns, directors, officers, employees and agents from and against any and all (i) Damages sustained or incurred by the Shareholders by reason of the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by the Purchaser herein, (ii) Damages arising out of or attributable to the operations after the Closing Date of the Company, including without limitation Damages arising out of claims (a) for violation of federal or state insurance, antitrust, securities, unfair trade practice or other laws, (b) personal injury claims and (b) claims based on breach of warranty, products liability or defective or omitted service; and (iii) any liability for Taxes (as defined in Section II(K)) heretofore or hereafter imposed by any taxing authority (including penalties and interest) owed by, relating to, resulting from or attributable to the business or operations of the Company after the Closing Date, including interest and penalties related to such Taxes.

     C. Procedure for Indemnification. If a claim by a third party is made against any party hereto, and such party (the "Indemnified Party") intends to seek indemnity with respect to such claim under this Section IX, such Indemnified Party shall promptly notify the party from whom such indemnity may be sought (the "Indemnifying Party") of such claim. The Indemnifying Party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel of such party's own choosing (subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld) and at such party's expense, the settlement or defense of it, and the Indemnified Party shall cooperate with the Indemnifying Party in connection with such efforts; provided that: (i) the Indemnifying Party shall not by this Agreement permit to exist any lien, encumbrance or other adverse charge upon any asset of any Indemnified Party, (ii) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party, and (iii) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any loss resulting from such claim and all related expense incurred by the Indemnified Party pursuant to this Section IX. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Indemnified Party does not notify the Indemnified Party within thirty (30) days after receipt of the Indemnified Party's notice of a claim of indemnify under this Section IX that such party elects to undertake the defense of such claim, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of the Indemnified Party's exclusive discretion at the expense of the Indemnifying Party, and the Indemnifying Party shall within 30 days after receipt of notice of such settlement or compromise pay to the Indemnified Party the amount of expenses and damages as a result of contesting, settling or compromising such claim. In the event that any party hereto shall incur any Damages in respect of which indemnity may be sought by such party pursuant to this Section IX, the party from whom such indemnity may be sought (the "Indemnifying Party") shall be given written notice thereof by the party seeking such indemnity (the "Indemnified Party"), which notice shall specify the amount and nature of such Damages and include the request of the Indemnified Party for indemnification of such amount.

The Indemnifying party shall within 30 days pay to the Indemnified Party the amount of the Damages so specified.

     D. Disclosure Not a Defense. The disclosure of any act, omission or event in this Agreement, or in any Schedule or exhibit of this Agreement, or in any agreement executed in connection herewith, shall not be a defense to claims for indemnification hereunder.

     E. Limitations. The amount of Damages payable to an Indemnified Party pursuant to this Section IX shall be reduced by the actual amount of proceeds received by such party from an insurance carrier on account of such Damages. No party to this Agreement shall make a claim for indemnification hereunder, until the total amount of the Damages suffered by that party, and its subsidiaries and affiliates exceeds $50,000. Once that threshold amount is reached, such party may recover the full amount of its Damages, including the threshold amount. The maximum liability of the Shareholders for indemnification pursuant to Section IX shall be the Purchase Price. No party to this Agreement shall make a claim for indemnification hereunder more than two years after the Closing Date.

                                    SECTION X

                               BROKERS AND FINDERS

     A. The Shareholders' Obligation. The Purchaser shall not have any obligation to pay any fee or other compensation to any person, firm or corporation engaged by the Company or any of the Shareholders in connection with this Agreement and the transactions contemplated hereby, and the Management Shareholders, hereby agree to jointly and severally indemnify and save the Purchaser harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

     B. The Purchaser's Obligation. The Shareholders shall not have any obligation to pay any fee or other compensation to any person, firm or corporation engaged by the Purchaser in connection with this Agreement and the transactions contemplated hereby, and the Purchaser hereby agrees to indemnify and save the Shareholders harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

                                   SECTION XI

                        REPRESENTATION OF SHAREHOLDERS BY
                               SHAREHOLDERS' AGENT

     A. Appointment of Agent. Each of the Shareholders hereby irrevocably appoints Donald R. DeSantis (herein called the "Shareholders' Agent") as his agent and attorney-in-fact to take any action required or permitted to be taken by such Shareholder under the terms of this Agreement, including, without limiting the generality of the foregoing, the giving and receipt of any notices to be delivered or received by or on behalf of any or all of the Shareholders, the sale of the EA Shares by the Shareholders pursuant to the Registration Statement, the payment of expenses relating to the transactions contemplated by this Agreement, the representation of the

Shareholders in indemnification proceedings hereunder, and the right to waive, modify or amend any of the terms of this Agreement, and agrees to be bound by any and all actions taken by such agent on his behalf. The Shareholders agree jointly and severally to indemnify the Shareholders' Agent from and against and in respect of any and all liabilities, damages, claims, costs and expenses, including but not limited to attorneys' fees, arising out of or due to any action as Shareholders' Agent and any and all actions, proceedings, demands, assessments or judgments, costs and expenses incidental thereto, except to the extent that the same result from bad faith or gross negligence on the part of the Shareholders' Agent.

The Purchaser shall be entitled to rely exclusively upon any communications given by the Shareholders' Agent and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications given or made by the Selling Shareholders' Agent. The Purchaser shall be entitled to disregard any notices or communications not given or made through the Shareholders' Agent, except as provided in paragraph B below.

     B. Successor Agent. Subsequent to the Closing Date, in the event of the death of the Shareholders' Agent or his inability to perform his functions hereunder, the Shareholders shall promptly appoint a new agent or agents as attorney-in-fact or attorneys-in-fact, and such appointment or appointments shall be deemed to have been made when communicated to the Buyer in writing signed by the former holders (or the personal representatives thereof) of at least 51% of the Shares immediately prior to the Closing Date. If the Shareholders do not within fifteen days appoint a new agent or agents, then the Shareholder then living who previously owned the greatest number of shares outstanding immediately prior to the Closing Date shall serve as Shareholders' Agent if he is able and willing to do so, until a successor agent or agents shall have been appointed in accordance with the provisions hereof.

     C. Shareholders' Actions. The manner and form by which the Shareholders shall decide upon any new agent and attorney-in-fact shall be decided solely by the former holders (or the personal representatives thereof) of at least 51% of the Shares outstanding immediately prior to the Closing Date. The Shareholders recognize, and hereby acknowledge, that the Shareholders' Agent has an interest in the subject matter of this Agreement and that the appointment of such Agent [which shall include any person who becomes the Shareholders' Agent pursuant to the provisions of the subparagraph B above] as the Shareholders' Agent constitutes an irrevocable power-of-attorney coupled with an interest.

                                   SECTION XII

                                  MISCELLANEOUS

     A. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy, sent by nationally recognized courier service, or sent by registered or certified mail, postage prepaid, as follows:

     If to the Company, the Shareholders' Agent or any of the Shareholders:

                  Service Assembly, Inc.
                  18 Kendrick Road
                  Wareham, MA 02571
                  Attention: Don R. DeSantis, President
                  Telecopy No.: (508) 291-1720
                  Telephone No.: (508) 291-3803

                  with a copy to:

                  E. Colby Cameron, Esq.
                  Cameron & Mittelman
                  56 Exchange Terrace
                  Providence, RI 02903
                  Telecopy No.: (401) 331-5787
                  Telephone No.: (401) 331-5700

                  Telephone No.: (508)

                  If to the Purchaser:

                  EAI Industries, Inc.
                  185 Monmouth Parkway
                  West Long Branch, NJ 07764
                  Attention: Frank Brandenberg., President
                  Telecopy No.: (908) 229-6162
                  Telephone No.: (908) 229-1100
                  with a copy to:

                  Mesirov Gelman Jaffe Cramer & Jamieson
                  1735 Market Street
                  Philadelphia, PA 19103
                  Attention: Richard P. Jaffe, Esquire
                  Telecopy No.: (215) 994-1111
                  Telephone No.: (215) 994-1046

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be effective on the earlier of (i) the date of delivery to the addressee or (ii), four business days after it has been mailed, telecopied or delivered to such nationally recognized courier service.

     B. Survival of Representations. Each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive closing, notwithstanding any investigation at any time made by or on behalf of any party hereto.

     C. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

     D. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by arbitration before a sole arbitrator in accordance with the rules of the American Arbitration Association then in effect and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the Philadelphia, Pennsylvania area.

     E. Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

     F. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of EAI, the Company and the Purchaser, respectively, and the legal representatives and heirs of the Shareholders. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto.

     G. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     H. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     I. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

     J. Amendments and Waivers. No amendment, modification or termination of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     K. Expenses. Each of the Parties will bear his or its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     L. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     M. Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     N. Materiality. As used in this Agreement, the terms "material" or "materiality" shall mean an item or items which would affect the net income of the Company during any fiscal year by $10,000 or more or which would affect its shareholder's equity by $25,000 or more, during any fiscal year, provided, however, that if a specific dollar amount is set forth elsewhere in a specific provision of this Agreement, for purposes of that section that amount shall be deemed material.

     O. Gender. In this Agreement, unless the context requires otherwise, the masculine, feminine and neuter gender and the singular and the plural include one another.

     P. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

COMPANY:                                    SERVICE ASSEMBLY, INC.


                                            By: /s/ Don R DeSantis
                                                -------------------------------
                                                Don R. DeSantis, President


PURCHASER:                                  EA INDUSTRIES, INC.



                                            By: /s/ Frank Brandenberg
                                                -------------------------------
                                                Frank Brandenberg, President
                                                and Chief Executive Officer


                       [signatures continued on next page]

SHAREHOLDERS:


/s/  Don R. DeSantis
----------------------------------
Don R. DeSantis


/s/ Colin Reddy
----------------------------------
Colin Reddy


COMTEC Information Systems, Inc.


By: /s/ Robert A Petteruti
----------------------------------
Robert A. Petteruti, President


/s/ James M. Ayars
----------------------------------
James M. Ayars


/s/ David A. Goble
----------------------------------
David A. Goble


/s/ Marilyn A. Machado
----------------------------------
Marilyn A. Machado


/s/ Sandra A. Medeiros
----------------------------------
Sandra A. Medeiros


/s/ Diane Mercier
----------------------------------
Diane Mercier


/s/ Darlene B. Metivier
----------------------------------
Darlene B. Metivier


                       [signatures continued on next page]

/s/ Debra Mitchell
----------------------------------
Debra Mitchell


/s/ Holly Shurtleff
----------------------------------
Holly Shurtleff


/s/ Linda Snow
----------------------------------
Linda Snow


/s/ Candice Silvia
----------------------------------
Candice Silvia


/s/ Lorraine Lobo
----------------------------------
Lorraine Lobo


/s/ Christine L. Medeiros
----------------------------------
Christine L. Medeiros


/s/ Arthur Demaggio
----------------------------------
Arthur, Demaggio

                                   Schedule I
                                   ----------

Name of Shareholder                                            Number of Shares
-------------------                                            ----------------

Don R. DeSantis                                                     250,000

Colin Reddy                                                         250,000

COMTEC Information Systems, Inc.                                    250,000

James M. Ayars                                                      100,000

David A. Goble                                                       55,000

Arthur Demaggio                                                       5,000

Marilyn A. Machado                                                    7,000

Sandra A. Medeiros                                                    2,000

Diane Mercier                                                         2,000

Darlene B. Metivier                                                   2,600

Debra Mitchell                                                        2,000

Holly Shurtleff                                                       2,000

Linda Snow                                                            2,000

Candice Silvia                                                        2,000

Lorraine Lobo                                                         2,000

Christine L. Medeiros                                                 2,000

February  __, 1998


Don R. DeSantis
30 Bud Way
Tiverton, RI 02878

Dear Don:

The following describes the terms of your employment:

1. Tanon Manufacturing, Inc. (the "Company") hereby employs Don R. DeSantis (the "Executive), and the Executive agrees to serve in the employ of the Company, for a term commencing on the date hereof and continuing through December 31, 2001.

2. The Executive shall serve the Company as General Manager of Service Assembly, Inc. ("SAI"). The Executive shall devote at least ten hours per week to the performance of his duties and responsibilities hereunder. The Executive hereby represents that he is not bound by any confidentiality agreements or restrictive covenants which restrict or may restrict his ability to perform his duties hereunder.

3. The Company shall pay the Executive, and the Executive shall accept, a salary at the rate of $60,000 per annum, payable in accordance with the standard payroll practices of the Company.

4. During the term of this Agreement the Executive shall be entitled to customary medical insurance on the same terms as are available to such similarly situated employees, it being understood that (i) for purposes of eligibility for such benefits, the Executive shall be treated as a full-time employee, to the extent allowed by law and (ii) the Executive shall be required to make the same contributions and payments in order to receive any of such benefits as may be required of such similarly situated employees.

5. The Executive shall be granted options under the 1994 Equity Incentive Plan of EA Industries, Inc. ("EA") to purchase seven thousand five hundred (7,500) shares of the Common Stock of EA. The exercise price of these options shall be the fair market value of such stock at the time the option grant is made by the Compensation Committee or Board of Directors of EA, the options shall have a term of ten years, shall vest 1/4 per year beginning on the first anniversary or the date hereof, and shall have such other terms as are approved by the Compensation Committee or Board of Directors of EA.

6. If the Executive shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall for a period of sixty (60) consecutive days, or for a cumulative total of ninety (90) days during any twelve month period, be unable to perform his normal duties hereunder, the employment of the Executive hereunder may be terminated by the Company upon ten
(10) days' prior written notice to the Executive. Within thirty (30) days after such termination, the Company shall pay to the Executive the salary provided for in paragraph 3 accrued to the date of such termination and not theretofore paid.

7. The employment of the Executive hereunder may be terminated by the Company at any time during the term of this Agreement for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Executive the salary provided for in Section 3 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Executive, and, after the satisfaction of any claim of the Company against the Executive arising as a direct and proximate result of such Due Cause, neither the Executive nor the Company shall have any further rights or obligations under this Agreement. For purposes hereof, "Due Cause" shall mean (a) a material breach of any of the Executive's obligations hereunder or under the Non-Competition and Confidentiality Agreement dated the date hereof, or (b) performance which, in the good faith judgment of the Company, is unsatisfactory; or (c) that the Executive, in carrying out his duties hereunder, has been guilty of (i) willful or gross neglect or (ii) willful or gross misconduct, resulting in either case in harm to any member of the Company Group (as hereinafter defined); or (d) that the Executive has been charged with (i) a felony or (ii) any crime or offense involving moral turpitude. In the event of an occurrence under this paragraph 7, the Executive shall be given written notice by the Company that it intends to terminate the Executive's employment for Due Cause under this Section, which written notice shall specify the act or acts upon the basis of which the Company intends so to terminate the Executive's employment. If the basis for such written notice is an act or acts described in clause (a) or (b) above and not involving moral turpitude, the Executive shall be given ten
(10) days to cease or correct the performance (or nonperformance) giving rise to such written notice and, upon failure of the Executive within such ten (10) days to cease or correct such performance (or nonperformance), the Executive's employment by the Company shall automatically be terminated hereunder for Due Cause.

8. The Company may terminate the Executive's employment prior to the expiration of the term of this Agreement for whatever reason it deems appropriate; provided, however, that in the event that such termination is not pursuant to
Section 7, the Company shall pay to the Executive (i)on the date of termination, the base salary provided for in paragraph 10 accrued to the date of termination and not theretofore paid to the Executive, (ii) severance pay, in the form of salary continuation for the lesser of (a) the remaining term of this Agreement or (b) a period of one year commencing on the date of termination, at a rate equal to the base salary provided for in paragraph 3. During the severance pay period, the Employee shall diligently seek other full-time employment which is suitable and appropriate in light of his background, experience, seniority and stature. Amounts payable to the Employee pursuant to this paragraph and shall be offset by amounts earned from other employment (whether as an employee, a consultant or otherwise) during the severance pay period.

9. This Agreement contains the entire agreement among the parties hereto with respect to the matters contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

If this letter accurately reflects your understanding of the terms of your employment please sign and return one copy to me.

Sincerely,


Frank Brandenberg, President


Agreed to and accepted this ____ day of February, 1998


----------------------
Don R. DeSantis

                               Exhibit VI(B)(i)(b)

                              EMPLOYMENT AGREEMENT

     AGREEMENT made the ____th day of February, 1998 by and between Tanon Manufacturing, Inc., a California corporation (the "Company") and Colin Reddy (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company wishes to assure itself of the services of the Executive, and the Executive wishes to serve in the employ of the Company, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Employment, Term.

        1.1 The Company agrees to employ the Executive, and the Executive agrees to serve in the employ of the Company, for the term set forth in Section 1.2, in the position and with the responsibilities, duties and authority set forth in
Section 2 and on the other terms and conditions set forth in this Agreement.

        1.2 The term of the Executive's employment under this Agreement shall be the period commencing on the date hereof and continuing through December 31, 2001, unless sooner terminated in accordance with this Agreement.

     2. Position, Duties. The Executive shall serve the Company as Vice President of Sales and Marketing of the East Coast Division of the Company, or such other position or positions as directed by the president of Tanon and at the request of the Board of Directors shall serve as an officer and director of the Company, its parents, subsidiaries and/or affiliates without payment of any additional compensation. The Executive shall have such duties and responsibilities, appropriate to said positions as the President of the Company or his designees shall assign to the Executive. The Executive shall perform his duties and responsibilities hereunder, faithfully and diligently and shall report to the President of East Coast Division of the Company. The Executive shall devote his full business time and attention to the performance of his duties and responsibilities hereunder. The Executive hereby represents that he is not bound by any confidentiality agreements or restrictive covenants which restrict or may restrict his ability to perform his duties hereunder, and agrees that he will not enter into any such agreements or covenants during the term of his employment hereunder, except such restrictive covenants or confidentiality agreements which are required by the Company.

     3. Base Salary. During the term of this Agreement, in consideration of the performance by the Executive of the services set forth in Section 2 and his observance of the other covenants set forth herein, the Company shall pay the Executive, and the Executive shall accept, a salary at the rate of $120,000 per annum, payable in accordance with the standard payroll practices of the Company. In addition to the salary payable hereunder, the Executive may be entitled to receive merit increases in salary during the term hereof in amounts and at such times as shall be determined by the President of the Company in his sole discretion. In no event shall the failure to grant any such increase (or the amount of any such increase) give rise to a claim by the Executive under this Agreement.

     4. Bonus Payments. The Company shall maintain a separate profit and loss statement reflecting the operations of the business currently known as Service Assembly, Inc. (the "Division"), of the business currently known as the Western Division of the Company ("Tanon West") and of the business currently known as the Eastern Division of the Company ("Tanon East"). The bonus payments for the Executive shall be based on the results of operations for (i) the twelve month period beginning on January 1, 1998 and ending on December 31, 1998 (the "1998 Bonus Year), (ii) the twelve month period beginning on January 1, 1999 and ending on December 31, 1999 (the "1999 Bonus Year), (iii) the twelve month period beginning on January 1, 2000 and ending on December 31, 2000 (the "2000 Bonus Year), and (iv) the twelve month period beginning on January 1, 2001 and ending on December 31, 2001 (the "2001 Bonus Year). During the term of this Agreement the Executive shall be paid an amount (the "Estimated Bonus") equal to $10,000 per month. Within 15 days after determination of the bonus payable for each Bonus Year, if such bonus payable exceeds the Estimated Bonus amounts paid with respect to that Bonus Year, the difference shall be paid by the Company to the Executive. Within 15 days after determination of the bonus payable for each Bonus Year, if the Estimated Bonus amounts paid with respect to that Bonus Year exceeds the bonus payable for that Bonus Year, the difference shall be paid to the Company by the Executive.

     The Company shall within 45 days after the end of each calendar quarter, and within 90 days after its fiscal year end compute the Net Revenue and Net Income of the Division, Tanon West and Tanon East for such period. The Executive shall have twenty days from the date of delivery of such computations to dispute such computations and on the twenty-first day after of such computations is delivered Pursuant to the procedure set forth in Section XII(A) of the Purchase Agreement they shall be deemed accepted. The amounts so computed, subject to such adjustments as may be made thereto in the course of performing audit procedures by the Company's independent public accountants, shall be the Net Revenue and Net Income for purposes of determining whether or not the bonus payments set forth in this Agreement shall be due and payable. Notwithstanding the determination of Net Revenue and Net Income for any applicable period, the Executive shall have the right to receive the information upon which such determination was made, and shall, in the event of a dispute as to the amount or method of calculation of such Net Revenue and Net Income, have the right to review all work papers relating to the determination of Net Revenue and Net Income. In the event that the Executive disputes such determination, the Company and the Executive shall have the right to designate an independent certified public accountant, as mutually agreed, to review such determination. Failing such agreement, the parties shall apply to the American Arbitration Association for the designation of such accountant. The final determination of such independent certified public accountant shall be deemed conclusive. Set forth on
Schedule 1 attached hereto are hypothetical examples of computations of the additional payments set forth herein.

         "Net Revenue" of the Division, Tanon West, or Tanon East shall mean the gross revenues derived from services provided, or products sold, by the Division, Tanon West or Tanon East, as applicable, net of any volume or other discounts applicable to such revenues, and net of any uncollectable portion of such revenues for the applicable period as determined in accordance with generally accepted accounting principles, and excluding revenues from or attributable to other companies or businesses purchased by the Company after the date hereof.

     "Net Income" shall mean Net Revenue less cost of sales, selling, general and administrative expenses, Interest expense, and any other expenses of the applicable entity.

     (a) During the term of this Agreement, the Executive shall be entitled to annual bonuses as follows:

o an amount equal to 2% of the Net Revenues of the Division for the 1998 Bonus Year.
o an amount equal to 2% of the Net Revenues of the Division for the 1999 Bonus Year.
o an amount equal to 2% of the Net Revenues of the Division for the 2000 Bonus Year.
o an amount equal to 2% of the Net Revenues of the Division for the 2001 Bonus Year.

     (b) During the term of this Agreement, the Executive shall be entitled to annual bonuses as follows:

o an amount equal to 3% of the Net Income of the Division for the 1998 Bonus Year.
o an amount equal to 3% of the Net Income of the Division for the 1999 Bonus Year.
o an amount equal to 3% of the Net Income of the Division for the 2000 Bonus Year.
o an amount equal to 3% of the Net Income of the Division for the 2001 Bonus Year.

     (c) During the term of this Agreement, the Executive shall be entitled to annual bonuses as follows:

o an amount equal to 0.5% of (x) the Net Revenues of Tanon East for the 1998 Bonus Year less (y) $32,000,000.
o an amount equal to 0.5% of (x) the Net Revenues of Tanon East for the 1999 Bonus Year less (y) $32,000,000.
o an amount equal to 0.5% of (x) the Net Revenues of Tanon East for the 2000 Bonus Year less (y) $32,000,000.
o an amount equal to 0.5% of (x) the Net Revenues of Tanon East for the 2001 Bonus Year less (y) $32,000,000.

     (d) At the end of each quarter during the term of this Agreement, the Executive and the president of the Tanon East shall compile a list of all customers (the "Customers") of Tanon West which were introduced to the Company by the Executive during the quarter. During the term of this Agreement, the Executive shall be entitled to annual bonuses as follows:

o an amount equal to 0.5% of the Net Revenues of Tanon West derived from the Customers during the 1998 Bonus Year.
o an amount equal to 0.5% of the Net Revenues of Tanon West derived from the Customers during the 1999 Bonus Year.

o an amount equal to 0.5% of the Net Revenues of Tanon West derived from the Customers during the 2000 Bonus Year.
o an amount equal to 0.5% of the Net Revenues of Tanon West derived from the Customers during the 2001 Bonus Year.

     5. Expense Reimbursement. During the term of this Agreement, consistent with the Company's policies and procedures as may be in effect from time to time, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, upon the presentation of proper accounts therefor in accordance with the Company's policies.

     6. Other Benefits. (a) During the term of this Agreement, the Executive shall be entitled to receive three (3) weeks paid vacation time per annum and such other benefits, including, subject to meeting standard eligibility requirements, participation in any 401(k) plan in which the Company's executives are eligible to participate, customary medical insurance and continuing education benefits, as are from time to time made available to other similarly situated employees of the Company on the same terms as are available to such similarly situated employees, it being understood that the Executive shall be required to make the same contributions and payments in order to receive any of such benefits as may be required of such similarly situated employees.

        (b) The Company shall pay the Executive $400 per month as an automobile allowance during the term of his employment. The Company shall reimburse the Executive for any fuel costs incurred on Company business. All vehicle maintenance costs, costs for customary insurance coverage, vehicle registration charges, and any other costs associated with operating a vehicle shall be paid by the Executive.

     7. Termination of Employment.

        7.1 Death. In the event of the death of the Executive during the term of this Agreement, the Company shall pay to the estate or other legal representative of the Executive the salary provided for in Section 3 (at the annual rate then in effect) accrued to the Executive's date of death and not theretofore paid, and the estate or other legal representative of the Executive shall have no further rights under this Agreement. Rights and benefits of the Executive, his estate or other legal representative under the Executive benefit plans and programs of the Company, if any, will be determined in accordance with the terms and provisions of such plans and programs.

        7.2 Disability. If the Executive shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall for a period of sixty (60) consecutive days, or for a cumulative total of ninety (90) days during any twelve month period, be unable to perform his normal duties hereunder, the employment of the Executive hereunder may be terminated by the Company upon ten (10) days' prior written notice to the Executive. Within thirty
(30) days after such termination, the Company shall pay to the Executive the salary provided for in Section 3 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid. Rights and benefits of the Executive, his estate or other legal representative under the employee benefit plans and programs of the Company, if any, will be determined in accordance with the terms and provisions of such plans and programs. Neither the Executive nor the Company shall have further rights or obligations under this Agreement.

        7.3 Due Cause. The employment of the Executive hereunder may be terminated by the Company at any time during the term of this Agreement for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Executive the salary provided for in Section 3 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid to the Executive, and, after the satisfaction of any claim of the Company against the Executive arising as a direct and proximate result of such Due Cause, neither the Executive nor the Company shall have any further rights or obligations under this Agreement. Rights and benefits of the Executive, his estate or other legal representative under the employee benefit plans and programs of the Company, if any, will be determined in accordance with the terms and provisions of such plans and programs. For purposes hereof, "Due Cause" shall mean (a) a material breach of any of the Executive's obligations hereunder (it being understood that any breach of the provisions of Section 2 hereof shall be considered material) or under the Non-Competition and Confidentiality Agreement dated the date hereof, or (b) performance which, in the good faith judgment of the President of the Company, is unsatisfactory; or (c) that the Executive, in carrying out his duties hereunder, has been guilty of (i) willful or gross neglect or (ii) willful or gross misconduct, resulting in either case in harm to any member of the Company Group (as hereinafter defined); or (d) that the Executive has been charged with (i) a felony or (ii) any crime or offense involving moral turpitude. In the event of an occurrence under this Section 7.3, the Executive shall be given written notice by the Company that it intends to terminate the Executive's employment for Due Cause under this Section, which written notice shall specify the act or acts upon the basis of which the Company intends so to terminate the Executive's employment. If the basis for such written notice is an act or acts described in clause (a) or (b) above and not involving moral turpitude, the Executive shall be given ten (10) days to cease or correct the performance (or nonperformance) giving rise to such written notice and, upon failure of the Executive within such ten (10) days to cease or correct such performance (or nonperformance), the Executive's employment by the Company shall automatically be terminated hereunder for Due Cause.

        7.4 Other Termination. (a) The Company may terminate the Executive's employment prior to the expiration of the term of this Agreement for whatever reason it deems appropriate; provided, however, that in the event that such termination is not pursuant to Sections 7.1, 7.2 or 7.3, the Company shall pay to the Executive:

           (i) on the date of termination, the base salary provided for in
Section 3 (at the annual rate then in effect) accrued to the date of termination and not theretofore paid to the Executive:

           (ii) severance pay, in the form of salary continuation for the lesser of (i) the remaining term of this Agreement or (ii) a period of twenty four months commencing on the date of termination, at a rate equal to the base salary provided for in Section 3 (at the annual rate then in effect). In addition, the Executive shall be entitled to payment of bonuses computed in accordance with the provisions of Section 4 of this Agreement based on the results of operations of the Division, Tanon West and Tanon East for a period equal to the lesser of (i) the remaining term of this Agreement or (ii) a period of twenty four months commencing on the date of termination, and provided that for purposes of computing such bonuses Net Revenue shall only include entities which were customers of Tanon, or to which Tanon had made a formal proposal or quote to provide services, before the date of such termination. During the severance pay period, the Employee shall diligently seek other full-time employment which is suitable and appropriate in light of his background, experience, seniority and stature. Amounts payable to the Employee pursuant to
Section 7.4(a) (ii) shall be offset by amounts earned from other employment (whether as an employee, a consultant or otherwise) during the severance pay period.

        (c) In the event of a termination pursuant to this paragraph 7.4(a), rights and benefits of the Executive, his estate or other legal representative under the employee benefit plans and programs of the Company, if any, will be determined in accordance with the terms and provisions of such plans and programs and neither the Executive nor the Company shall have any further rights or obligations under this Agreement.

     8. Successors and Assigns.

        8.1 Assignment by the Company. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Company, as so defined.

        8.2 Assignment by the Executive. The Executive may not assign this Agreement or any part thereof without the prior written consent of the President of the Board of the Company; provided, however, that nothing herein shall preclude one or more beneficiaries of the Executive from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries," as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of his incompetency) or the Executive's estate.

     9. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy, sent by nationally recognized courier service, or sent by registered or certified mail, postage prepaid, as follows:

                  If to the Executive:

                  21 Green Valley Road
                  Midway, MA 02053
                  Telecopy No.: (508)__________
                  Telephone No.: (508) 533-8312

                  with a copy to:

                  Telephone No.: (508)

                  If to the Company:

                  Tanon Manufacturing, Inc.
                  185 Monmouth Parkway
                  West Long Branch, NJ 07764
                  Attention: Frank Brandenberg., President
                  Telecopy No.: (908) 229-6162
                  Telephone No.: (908) 229-1100

                  with a copy to:

                  Mesirov Gelman Jaffe Cramer & Jamieson
                  1735 Market Street
                  Philadelphia, PA 19103
                  Attention: Richard P. Jaffe, Esquire
                  Telecopy No.: (215) 994-1111
                  Telephone No.: (215) 994-1046

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be effective on the earlier of (i) the date of delivery to the addressee or (ii), four business days after it has been mailed, telecopied or delivered to such nationally recognized courier service.

     10. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the matters contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

     11. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the

Philadelphia, Pennsylvania area. THE UNDERSIGNED MUTUALLY CONSENT TO THE RESOLUTION BY FINAL AND BINDING ARBITRATION OF ALL CLAIMS OF ANY NATURE (I) RELATED TO THIS AGREEMENT OR (II) ARISING OUT OF, CONNECTED WITH, OR RELATING TO THE EMPLOYMENT BY THE EXECUTIVE BY THE COMPANY, ITS PARENTS, SUBSIDIARIES OR AFFILIATES, INCLUDING BUT NOT LIMITED TO CLAIMS RELATING TO TERMINATION, AGE, SEX OR OTHER ALLEGED DISCRIMINATION, SEXUAL HARASSMENT, CIVIL RIGHTS VIOLATIONS, AND QUESTIONS OF ARBITRABILITY. BOTH PARTIES WAIVE ANY RIGHT TO JURY TRIAL OF ALL CLAIMS OF ANY NATURE (I) RELATED TO THIS AGREEMENT OR (II) ARISING OUT OF, CONNECTED WITH, OR RELATING TO THE EMPLOYMENT BY THE EXECUTIVE BY THE COMPANY, ITS PARENTS, SUBSIDIARIES OR AFFILIATES, INCLUDING BUT NOT LIMITED TO CLAIMS RELATING TO TERMINATION, AGE, SEX OR OTHER ALLEGED DISCRIMINATION, SEXUAL HARASSMENT, CIVIL RIGHTS VIOLATIONS, AND QUESTIONS OF ARBITRABILITY. The prevailing part in any such arbitration, shall be entitled to reimbursement of all of its out of pocket expenses and reasonable attorneys' fees, incurred in connection with such proceeding.

     12. Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

     13. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     14. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

     16. Amendments and Waivers. No amendment, modification or termination of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     17. Expenses. Each of the Parties will bear his or its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     18. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     19. Cooperation. Both during and after the term of this Agreement, the Executive shall cooperate with the Company and with any legal counsel, expert or consultant it may retain to assist it in connection with any judicial proceeding, governmental investigation or inquiry or internal audit in which Company, its parents, subsidiaries or affiliates may be or become involved, including full disclosure to the Company of all relevant information, and testifying at Company's request in connection with any such proceeding or investigation.

     20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     21. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company, may, in its sole discretion, accept other provision for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

     22. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

                                      * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                            Tanon Manufacturing, Inc.


                                            By:
                                                -------------------------------
                                                Frank Brandenberg, President


                                                -------------------------------
                                                Colin Reddy

                              EXHIBIT VI (B)(i)(c)

                                ESCROW AGREEMENT

     ESCROW AGREEMENT (this "Agreement"), dated as of February__, 1998, by and among EA Industries, Inc. (the "Company"), Don DeSantis (the "Shareholders' Agent"), and Mesirov Gelman Jaffe Cramer & Jamieson (the "Escrow Agent").

Recitals

     A. Simultaneously with the execution of this Agreement, the Company and the shareholders of Service Assembly, Inc. ("SAI") have entered into an Agreement of Purchase and Sale, dated as of the date hereof (the "Purchase Agreement"), pursuant to which the Company has purchased all of the issued and outstanding shares of SAI. All initially capitalized terms not otherwise defined herein shall have the meanings as set forth in the Purchase Agreement.

     B. The Escrow Agent is willing to act as escrow agent pursuant to the terms of this Agreement.

     NOW, THEREFORE, IT IS AGREED:

1.   A. Deposits by the Company. The Company has delivered to the Escrow Agent
(i)__________shares of its Common Stock, which constitutes the Grace Period Shares, and (ii) __________shares of its Common Stock, which constitutes the NonSale Shares.

     B. Deposits by the Shareholders' Agent. The Shareholders' Agent has delivered to the Escrow Agent 935,600 shares of the Common Stock of SAI, constituting the Shares, together with a fully executed assignment separate from certificate for each stock certificate.

     C. Joint Deposits. The Shareholders' Agent and the Company have deposits with the Escrow Agent at least two fully executed copies of employment agreements executed by Colin Reddy and Don R. DeSantis, Non-Competition Agreements executed by each of Colin Reddy, Don R. DeSantis, James M Ayars and David A. Goble (collectively, the "Agreements").

2. Terms of Escrow.

     A. Upon receipt of a written request or requests from time to time signed by an officer of the Company and by the Shareholders' Agent, the Escrow Agent shall deliver the number of the Grace Period Shares specified in the request in the manner specified in the request.

     B. Upon receipt of a written notice signed by an officer of the Company and by the Shareholders' Agent, certifying that (i) the Grace Period has ended or the Company has received the Notification and (ii) the aggregate proceeds of sales of the Grace Period Shares equal or exceed the Grace Period Purchase Price, the Escrow Agent shall deliver (a) the remaining Grace Period Shares to the Company, (b) the NonSale Shares to the Shareholders'

Agent, (c) the Shares to the Company, and (d) at least one copy of each of the Agreements to the Company and to the Shareholders' Agent.

     C. Upon receipt of a written notice signed by an officer of the Company and by the Shareholders' Agent, certifying that (i) the Grace Period has ended or the Company has received the Notification, (ii) the aggregate proceeds of sales of the Grace Period Shares do not equal or exceed the Grace Period Purchase Price, and (iii) the Shareholders' Agent has elected not to rescind the sale of the Shares, the Escrow Agent shall deliver (a) the remaining Grace Period Shares to the Shareholders' Agent, (b) the NonSale Shares to the Shareholders' Agent,
(c) the Shares to the Company and (d) at least one copy of each of the Agreements to the Company and to the Shareholders' Agent.

     D. If the Shareholders' Agent elects to rescind the share of the Shares as permitted by the terms of the Purchase Agreement, the Shareholders' Agent shall deliver to the Escrow Agent the amount of the aggregate proceeds of sales of the Grace Period Shares (hereinafter, the "Funds") by wire transfer to a bank account designated in writing by the Escrow Agent. Upon receipt of a written notice signed by an officer of the Company and by the Shareholders' Agent, certifying that (i) the Grace Period has ended or the Company has received the Notification, (ii) the amount of the aggregate proceeds of sales of the Grace Period Shares, (iii) the Funds do not equal or exceed the Grace Period Purchase Price, and (iv) the Shareholders' Agent has elected to rescind the sale of the Shares, and upon receipt of the Funds, the Escrow Agent shall deliver (a) the remaining Grace Period Shares to the Company, (b) the NonSale Shares to the Company, (c) the Funds to the Company and (d) the Shares to the Shareholders' Agent and the Escrow Agent shall destroy all copies of each of the Agreements.

     E. If the Escrow Agent, prior to delivering or causing to be delivered the deliveries set forth in B, C or D in accordance herewith, receives notice of objection, dispute, or other assertion in accordance with any of the provisions of this Agreement, the Escrow Agent shall continue to hold everything he then holds until such time as the Escrow Agent shall receive (i) written instructions jointly executed by the Shareholders' Agent and the Company, directing distribution of such items, or (ii) a certified copy of a judgment, order or decree of a court of competent jurisdiction, final beyond the right of appeal, directing the Escrow Agent to distribute said items to any party hereto or as such judgment, order or decree shall otherwise specify (including any such order directing the Escrow Agent to deposit such items into the court rendering such order, pending determination of any dispute between any of the parties). In addition, the Escrow Agent shall have the right to deposit any of the items with a court of competent jurisdiction pursuant to applicable law without liability to any party, if said dispute is not resolved within 30 days of receipt of any such notice of objection, dispute or otherwise.

3.   Duties and Obligations of the Escrow Agent.

     The parties hereto agree that the duties and obligations of the Escrow Agent are only such as are herein specifically provided and no other. The Escrow Agent's duties are as a depository only, and the Escrow Agent shall incur no liability whatsoever, except as a direct result of its willful misconduct or gross negligence.

     A. The Escrow Agent may consult with counsel of its choice, at the Company's expense, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

     B. The Escrow Agent shall not be bound in any way by the terms of any other agreement to which the Shareholders' Agent and the Company are parties, whether or not it has knowledge thereof, and the Escrow Agent shall not in any way be required to determine whether or not any other agreement has been complied with by the Shareholders' Agent and the Company, or any other party thereto. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or suppression of this Agreement unless the same shall be in writing and signed jointly by each of the Shareholders' Agent and the Company, and agreed to in writing by the Escrow Agent.

     C. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, other than to keep safely, all property held in escrow until it shall jointly be directed otherwise in writing by the Shareholders' Agent and the Company or by a final judgment of a court of competent jurisdiction.

     D. The Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be genuine. The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

     E. The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it or in respect of the items it holds in escrow.

     F. If the Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the items it holds in escrow, it may do so by delivering the same to any other escrow agent mutually agreeable to the Shareholders' Agent and the Company and, if no such escrow agent shall be selected within three days of the Escrow Agent's notification to the Shareholders' Agent and the Company of its desire to so relinquish custody of the items it holds in escrow, then the Escrow Agent may do so by delivering the items it holds in escrow (a) to any bank or trust company in the City of Philadelphia, which is willing to act as escrow agent thereunder in place and instead of the Escrow Agent, or (b) to the clerk or other proper officer of a court of competent jurisdiction as may be permitted by law within the City of Philadelphia. The fee of any such bank or trust company or court officer shall be borne by one-half by the Shareholders' Agent and one-half by the Company. Upon such delivery, the Escrow Agent shall be discharged from any and all responsibility or liability with respect to the items it holds in escrow and the Company and the Shareholders' Agent shall promptly pay to the

Escrow Agent all monies which may be owed it for its services hereunder, including, but not limited to, reimbursement of its out-of-pocket expenses pursuant to paragraph (i) below.

     G. This Agreement shall not create any fiduciary duty on the Escrow Agent's part to the Shareholders, the Shareholders' Agent or the Company, nor disqualify the Escrow Agent from representing either party hereto in any dispute with the other, including any dispute with respect to the items it holds in escrow. The parties understand that the Escrow Agent has acted and will continue to act as counsel to the Company.

     H. The reasonable out-of-pocket expenses paid or incurred by the Escrow Agent in the administration of its duties hereunder, including, but not limited to, all counsel and advisors' and agents' fees and all taxes or other governmental charges, if any, shall be paid by one-half by the Shareholders' Agent and one-half by the Company.

4. Indemnification. The Shareholders' Agent and the Company, jointly and severally, hereby indemnify and hold the Escrow Agent harmless from and against any and all losses, damages, taxes, liabilities and expenses that may be incurred by the Escrow Agent, arising out of or in connection with its acceptance of appointment as the Escrow Agent hereunder and/or the performance of its duties pursuant to this Agreement, including, but not limited to, all legal costs and expenses of the Escrow Agent incurred defending itself against any claim or liability in connection with its performance hereunder.

5.   Miscellaneous.

     A. Notices. All notices, requests or instructions hereunder shall be in writing and delivered.

     The parties hereto agree that the duties and obligations of the Escrow Agent are only such as are herein specifically provided and no other. The Escrow Agent's duties are as a depository only, and the Escrow Agent shall incur no liability whatsoever, except as a direct result of its willful misconduct or gross negligence.

                  If to the Shareholders' Agent

                  Service Assembly, Inc.
                  18 Kendrick Road
                  Wareham, MA 02571
                  Attention:  Donald R. DeSantis, President
                  Telecopy No.: (508) 291-1720
                  Telephone No.: (508) 291-3803
                  with a copy to:

                  E. Colby Cameron, Esq.
                  Cameron & Mittelman
                  56 Exchange Terrace
                  Providence, RI 02903
                  Telecopy No.: (401) 331-5787
                  Telephone No.: (401) 331-5700

                  If to the Company:

                  EAI Industries, Inc.
                  185 Monmouth Parkway
                  West Long Branch, NJ 07764
                  Attention: Frank Brandenberg., President
                  Telecopy No.: (732) 229-6162
                  Telephone No.: (732) 229-1100

                  If to the Escrow Agent:

                  Mesirov Gelman Jaffe Cramer & Jamieson
                  1735 Market Street
                  Philadelphia, PA 19103
                  Attention: Richard P. Jaffe, Esquire
                  Telecopy No.: (215) 994-1111
                  Telephone No.: (215) 994-1046

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be effective on the earlier of (i) the date of delivery to the addressee or (ii), four business days after it has been mailed, telecopied or delivered to such nationally recognized courier service.

     B. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

     C. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     D. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

     E. Amendments and Waivers. No amendment, modification or termination of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     F. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed the day and year first above written.




COMPANY                                EA INDUSTRIES, INC.


                                       By:
                                           ------------------------------------
                                           Frank Brandenberg, President
                                           and Chief Executive Officer


SHAREHOLDERS' AGENT


                                           -----------------------------------
                                           Don R. DeSantis


ESCROW AGENT                           MESIROV GELMAN JAFFE CRAMER & JAMIESON




                                       By:
                                           ------------------------------------
                                           A Member of the Firm

                              Exhibit VI(B)(ii)(g)

                  NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

     THIS NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this "Agreement"), made and effective as of this _____ day of ______, 1998, by and among EA Industries, Inc., a New Jersey corporation ("EA"), Tanon Manufacturing, Inc., a California corporation ("Tanon"), Donald R. DeSantis ("DeSantis"), Colin Reddy ("Reddy"), James M. Ayars ("Ayars"), and David A. Goble ("Goble").

                                   BACKGROUND

     Pursuant to the terms of an Acquisition Agreement by and among EA, Tanon, Service Assembly, Inc., a Massachusetts corporation ("SAI") and all of the shareholders of SAI, dated the date hereof (the "Acquisition Agreement"), effective as of the date hereof, EA has acquired all of the issued and outstanding shares of stock of SAI. SAI, EA and Tanon are sometimes hereafter collectively referred to as the "Company". Any term not otherwise defined herein shall have the meaning ascribed to such term in the Acquisition Agreement.

     SAI is engaged in the business of providing contract manufacturing services, including designing and building electronic prototypes, and quick turn assembly and testing of a wide range of products at a facility (the "Facility") in Wareham, Massachusetts (such activities being hereinafter referred to as the "SAI Business").

     Tanon is engaged in the business of providing contract manufacturing services (including assembly and testing of a wide range of products) at facilities in California and New Jersey (such activities being hereinafter referred to as the "Tanon Business"); Pursuant to the terms of the Acquisition Agreement, the SAI Business and the Tanon Business will be operated as an integrated business (hereinafter the "Business"). DeSantis, Reddy, Ayars and Goble (collectively, the "Executives") were key executives of, and major shareholders in, SAI prior to the Closing and, pursuant to and following the closing, shall continue to be key executives of the Business.

     The Executives each possess unique knowledge of the business and operations of the SAI and the future prospects of the Business and of SAI are dependent in significant part on the knowledge, contacts and efforts of the Executives. The Executives, in the course of their employment with SAI, represented SAI, and will continue to represent SAI and/or Tanon, in their dealings with customers, suppliers and employees, and the competitive survival and goodwill of SAI and its successors with respect to the Business will be dependent upon its maintaining favorable relations with customers, suppliers and employees. The provisions contained in this Agreement are required to preserve for EA, Tanon and SAI the substantial rights and goodwill acquired upon consummation of the acquisition of SAI. The execution and delivery of this Agreement is a condition to Tanon and EA's obligations under the Acquisition Agreement.

     NOW, THEREFORE, as a material inducement for EA and Tanon to enter into the Acquisition Agreement, and to carry out the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Executives, and intending to be legally bound, the parties agree as follows:

     Section 1. Company Information and Customer Information.

     1.1 During the term of and the two year period following the date of the termination of his employment with Tanon or SAI, each of the Executives agrees that he shall not, directly or indirectly, disclose or use in any manner whatsoever, except as may be required by law, any Company Information or Customer Information, as defined below, that he may possess on the date hereof or at any time hereafter.

     1.2 The term "Company Information" as used in this Non-Competition Agreement means secret, confidential, or proprietary information not released to the public by the Company in the ordinary course of its business, including, without limitation, technical, financial, compensation and marketing information and information respecting customers (including customer lists), prices, strategies, markets, methods of operation or doing business, suppliers, business forecasts, selling procedures, "know-how", software, drawings, and new product and engineering information and any other technical data relating to the Company or the Business, all of the above including, without limitation, information received from third parties under confidential conditions; provided, however, that "Company Information" does not include information that has become publicly known other than as a result of a breach of this Non-Competition Agreement by any of the Executives, or information that has been disclosed by the Company to a third party without a similar restriction on the third party.

     1.3 The term "Customer Information" as used in this Agreement means secret, confidential, or proprietary information, relating to the customers of the Company not released to the public by the Company in the ordinary course of its business, including, without limitation, technical, marketing and financial information and customer lists, received by the Company or any of the Executives from any person or entity who, during the one year prior to the date hereof or at any time during the period covered by this Agreement, was a customer or with or to whom SAI, EA, Tanon or any of the Executives made a proposal or offer as a potential customer of the Company; provided, however, that the term "Customer Information" does not include information that has become publicly known other than as a result of a breach by any of the Executives of this Non-Competition Agreement, or information that has been disclosed by the Company to a third party without a similar restriction on the third party.

     Section 2. Non-Competition; Customer and Employee Solicitation. Except as provided below, for a period commencing on the date hereof and ending, with respect to each Executive, on the second anniversary of the date such Executive ceases to be an employee of EA, Tanon, SAI and their subsidiaries, successors, and assigns (the "Termination Date"), such Executive shall not, without the prior written consent of the President of EA, either directly, indirectly, separately or in association with others:

     (A) within a one hundred and fifty mile (150 mile) radius of the Facility and any other location or facility operated by the Company at which the Executive provided services or had an office (either on or before the date hereof or on or before the Termination Date) engage in the operation of or have any financial interest in, whether as an officer, employee, partner, owner, lender, shareholder, operator, consultant or otherwise, any person, firm, corporation or business that itself engages in, or through a subsidiary or affiliate engages in, the Business as conducted on the date hereof or on the Termination Date; or

     (B) solicit, accept, or conduct any business of the type or nature described in clause (A) above with any person or entity who, during the one year prior to the date hereof or at any time during the period covered by this Agreement, was a customer or with or to whom SAI, EA, Tanon or any of the Executives made a proposal or offer as a potential customer of the Company; or

     (C) employ, attempt to employ or otherwise interfere or attempt to interfere, directly or indirectly, with the employment, contractual or other business relationships between the Company on the one hand, and any of its officers, directors, employees, customers, suppliers or agents, on the other hand for the purpose of engaging in the geographic area described in clause (A) above, in any business of the type or nature described in clause (A) above.

Nothing in this Agreement shall prohibit any of the Executives from each owning one percent (1%) or less of the issued and outstanding securities of a company which is engaged in the business described in clause (A) above whose securities are listed on a national securities exchange or listed on the NASDAQ National Market System;

If any portion of the covenants set forth in Subsection 2(A)(B) or (C) above shall be held unreasonable because of the term, geographic zones, activities or services, or other matters covered thereby, the covenants shall nevertheless be enforced in such reduced scope or form as may be determined by an arbitrator appointed as specified in Section 10 hereof or by a court of competent jurisdiction.

     Section 3. Remedy. It is acknowledged and agreed that each of the Executives talents, knowledge and background are unusual and extraordinary and that the restrictions contained in Sections 1 and 2 of this Non-Competition Agreement are necessary and reasonable in order to protect the legitimate interests of EA, Tanon and SAI. Therefore, the parties agree that any violation thereof would result in irreparable injury to the Company and that therefore the remedy at law for the breach of any covenants contained in this Non-Competition Agreement would be inadequate and that the Company shall be entitled to injunctive relief with respect to any such breach in addition to any other rights or remedies to which the Company may be entitled, and each of the Executives hereby waives any argument that an adequate remedy exists at law for the Company for any breach of Sections 1 and 2 of this Non-Competition Agreement.

     Section 4. Assignment. This Non-Competition Agreement may be assigned by EA and/or Tanon to any successor in interest of EA or Tanon or any position of either, by merger, consolidation, stock sale, transfer of assets or otherwise, without the consent of any of the Executives.

     Section 5. Binding Effect. This Non-Competition Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns.

     Section 6. Delivery of Material. Promptly upon the request of the Company after the Termination Date, each of the Executives shall deliver to EA all Company Information or Customer Information in his possession without retaining a copy thereof, unless, in the opinion of counsel for EA either returning such confidential material or failing to retain a copy thereof would violate any applicable Federal, state, local or foreign law, in which event such material shall be returned without retaining any copies thereof as soon as practicable after such counsel advises that the same may be lawfully done.

     Section 7. Response to Subpoena. In the event that any of the Executives is required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any Company Information or Customer Information, such Executive shall provide EA with prompt notice thereof so that EA may seek an appropriate protective order and/or waive compliance by such Executive with the provisions hereof; provided, however, that if in the absence of a protective order or the receipt of such a waiver, such Executives is, in the opinion of counsel for EA, compelled to disclose confidential material not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty or to other censure, such material may be so disclosed.

     Section 8. Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     Section 9. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy, sent by nationally recognized courier service, or sent by registered or certified mail, postage prepaid, as follows:

                  If to any of the Executives:

                  Service Assembly, Inc.
                  18 Kendrick Road
                  Wareham, MA 02571
                  Attention:  Donald R. DeSantis, President
                  Telecopy No.: (508) 291-1720
                  Telephone No.: (508) 291-3803
                  with a copy to:

                  Telephone No.: (508)

                  If to EA or Tanon:

                  EAI Industries, Inc.
                  185 Monmouth Parkway
                  West Long Branch, NJ 07764
                  Attention: Frank Brandenberg., President
                  Telecopy No.: (908) 229-6162
                  Telephone No.: (908) 229-1100

                  with a copy to:

                  Mesirov Gelman Jaffe Cramer & Jamieson
                  1735 Market Street
                  Philadelphia, PA 19103
                  Attention: Richard P. Jaffe, Esquire
                  Telecopy No.: (215) 994-1111
                  Telephone No.: (215) 994-1046

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be effective on the earlier of (i) the date of delivery to the addressee or (ii), four business days after it has been mailed, telecopied or delivered to such nationally recognized courier service.

     Section 10. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the Philadelphia, Pennsylvania area.

     Section 11. Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

     Section 11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of EA, SAI, and Tanon, respectively, and the legal representatives and heirs of the Executives. None of the Executives Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of EA and Tanon.

     Section 12. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     Section 13. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

     Section 15. Amendments and Waivers. No amendment, modification or termination of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     Section 16. Expenses. Each of the Parties will bear his or its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     Section 17. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     Section 18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

TANON MANUFACTURING, INC.                   EA INDUSTRIES, INC.



By:                                         By:
    ------------------------------              -------------------------------
    Frank Brandenberg, President                Frank Brandenberg, President


EXECUTIVES


----------------------------------
Donald R. DeSantis


----------------------------------
Colin Reddy


----------------------------------
James M. Ayars


----------------------------------
David A. Goble